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EXHIBIT 14.1





MULTI-MEDIA TUTORIAL SERVICES, INC.
CODE OF ETHICS
FOR PRINCIPAL OFFICERS AND DIRECTORS


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               CODE OF ETHICS FOR PRINCIPAL OFFICERS AND DIRECTORS
                                       OF
                       MULTI-MEDIA TUTORIAL SERVICES, INC.

It is the policy of Multi-Media Tutorial Services, Inc., a Delaware corporation, and its subsidiaries (collectively, the "Company") that all members of the Board of Directors (individually, a "Director" and collectively, the "Directors") and the principal executive officer, executive officers and the senior financial officers (individually, an "Officer", and collectively, the "Officers", and together with the Directors the "Officers and Directors") of the Company and of each of the subsidiaries of the Company (collectively, the "Company"), advocate and adhere to the following principles governing their professional and ethical conduct in the fulfillment of their respective responsibilities:

      1. The Officers and Directors shall act with honesty and integrity and in an ethical manner and seek to promote the interests of the Company when the opportunity arises. The Officers and Directors shall endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. The Officers and Directors shall promote ethical behavior among subordinates and peers.

      2. The Officers and Directors shall avoid conflicts of interest between personal interests and the interests of the Company and seek to avoid even the appearance of a conflict. A conflict of interest may arise when an individual takes actions or has interests or relationships that make it difficult to perform his or her duties objectively and effectively, or when an individual uses his or her position, or Company assets, for improper benefit. While there is no "bright-line" test for what constitutes a conflict of interest and, accordingly, not every situation that may give rise to a conflict of interest can be enumerated in this Code, the Officers and Directors should avoid:

                  a. competing, either directly or indirectly, with the Company;

                  b. accepting compensation from a person or entity (other than compensation from the Company) for services performed in the course of an Officer's or a Director's duties;

                  c. acquiring a financial interest in an entity or entering into an association that interferes or might reasonably be thought to interfere, with the Officer's or the Director's independent exercise of judgment in the best interests of the Company;

                  d. soliciting, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift, cash or other personal benefit (Unsolicited gifts or business entertainment that are of a type typically exchanged in business relationships and are of nominal intrinsic value may be accepted.);

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                  e.    engaging in a consulting, managerial, employment or
                        investing relationship with a competitor, customer, supplier or other party dealing with the Company (other than minimal ownership of publicly traded securities as a passive investment); and

                  f. taking or otherwise appropriating for personal benefit, or for the benefit of any other person or enterprise, any Company assets or resources or any opportunity or potential opportunity that arises or may arise in any line of business in which the Company engages or is likely to engage without first notifying and obtaining the express approval of the Board of Directors. (For example, acquiring, directly or indirectly, real property, leaseholds, patents or other properties or rights in which the Company has, or is likely to have, an interest is prohibited unless approved by the Board of Directors.)

            Should a conflict or potential conflict arise, the Officers and Directors have a strict duty to disclose the matter promptly to the Chief Executive Officer or the Chief Financial Officer, who shall report such matters to, and seek guidance from, the Board of Directors.

      3. The Officers and Directors shall perform his or her responsibilities in such a manner as to ensure that the books and records of the Company are accurate and that all periodic reports required to be filed with the Securities and Exchange Commission, other reports filed with or made to any government or regulatory authority or body, and public communications made by the Company, including, but not limited to, press releases, contain information that is full, fair, accurate, timely and understandable.

      4. The Officers and Directors shall comply with laws of federal, state and local governments (both domestic and international) applicable to the Company, and the rules and regulations of agencies having jurisdiction over the Company including, but not limited to, the laws pertaining to antitrust, insider trading of securities, fair disclosure of Company information, and anti-bribery/corruption. The Officers and Directors shall also comply with the Company's Code of Business Conduct, the Company's Policy on Insider Trading and Communications with the Public, and all other Company policies.

      5. The Officers and Directors shall act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing their independent judgment to be compromised.

      6. The Officers and Directors shall use Company assets and resources employed or entrusted to each of them in a responsible manner for legitimate business purposes and shall respect the confidentiality of information acquired in the course of the performance of their responsibilities, disclosing it only as authorized for business purposes or as otherwise legally obligated. The Officers and Directors shall not use Company assets or resources, or confidential information acquired in the course of the performance of their responsibilities, for personal advantage.

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Each Officer and Director has a strict obligation to promptly report any known or suspected conflict or potential conflict of interest or other infraction or potential infraction of this Code of Ethics, whether involving self or others, to the Chief Executive Officer or the Chief Financial Officer of the Company. (In the rare situation in which an Officer or a Director prefers to use another reporting channel, an Officer or a Director may report directly to the Audit Committee Chair, or committee of the Board of Directors serving in such capacity, or use the confidential and anonymous reporting system described in the Company's Code of Business Conduct, to which Officers and Directors are also subject. Note that anonymous reporting does not satisfy an Officer's or a Director's obligation to self-report his or her own violations or potential violations.)

The Chief Executive Officer or the Chief Financial Officer shall discuss all reports of actual or potential conflicts or violations with the Audit Committee of the Board of Directors of the Company, or committee of the Board of Directors serving in such capacity. Reprisals for reporting an actual or possible violation of this Code of Ethics are strictly prohibited. However, the Board of Directors shall take appropriate disciplinary action, including, potentially, dismissal of an Officer or a Director who has violated this Code and, if called for, refer the matter to regulatory and law enforcement officials.

The Audit Committee, or committee of the Board of Directors serving in such capacity, shall have the power and authority to monitor compliance with this Code of Ethics, investigate potential or alleged violations of this Code of Ethics, review conflicts and apparent conflicts of interest, and make recommendations as to changes to, or waivers of, this Code of Ethics to the Board of Directors. Any change or waiver of this Code of Ethics shall be promptly disclosed.

Each Officer and Director is required, on an annual basis, to acknowledge and certify as to his or her compliance with this Code of Ethics to the Audit Committee of the Company's Board of Directors, or committee of the Board of Directors serving in such capacity.


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